UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2015
Date of Report (Date of earliest event reported)
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ERICKSON INCORPORATED
(Exact name of registrant as specified in its charter)
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Delaware	001-35482	93-1307561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 SW Macadam Avenue, Suite 200 Portland, Oregon 97239
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (503) 505-5800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “Erickson” refer to Erickson Incorporated and its subsidiaries on a consolidated basis.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 3, 2015, Erickson Incorporated (the “Company”) announced that Udo Rieder informed the board of directors that he will retire from his positions as President and Chief Executive Officer of the Company and as a member of the board of directors, effective March 31, 2015. In connection with Mr. Rieder’s retirement, the Company will pay Mr. Rieder the severance benefits set forth in his employment agreement, including a monthly sum equal to his monthly base salary for a period of 12 months and a continuation of health benefits during such period, in consideration for a general release of all claims against the Company and its affiliates.

The Company also announced that the board of directors has appointed Jeffrey Roberts, 54, as the Company’s President and Chief Executive Officer, effective April 1, 2015. From 2013 to 2015, Mr. Roberts worked as an independent consultant in the financial industry. From 2001 to 2013, Mr. Roberts served in various positions with CAE, Inc., a Canadian-based company providing modeling, simulation and training for civil aviation and defense, including Group President, Civil Simulation Products, Training and Services from 2009 to 2013, Vice President, Civil Training and Business from 2004 to 2009, and Executive Vice President, Civil Aviation Training Group from 2001 to 2004. Before his service with CAE, Mr. Roberts served as President and Chief Executive Officer of Simuflite Training International, Inc., a corporate aviation training center acquired by CAE in December 2001, and held various management positions with Bernard Haldane & Associates, Eastern Airlines, Inc., American Flyers and CWI Incorporated. Mr. Roberts holds a bachelor’s degree in Political Science and Economics from the University of Colorado.
In connection with Mr. Roberts’s appointment, he and the Company entered into an executive employment agreement (the “Employment Agreement”) on February 28, 2015. Pursuant to the terms of the Employment Agreement, Mr. Roberts will be entitled to an annual base salary of $450,000 and will be eligible for cash bonuses and equity incentives under the Company’s plans adopted from time to time. The Company has agreed to grant Mr. Roberts options to purchase up to 165,000 shares of the Company’s common stock under the Company’s 2012 Long-Term Incentive Plan. He will also be eligible to participate in the benefit plans and programs generally maintained by the Company for senior executives from time to time. The Company or Mr. Roberts may terminate the Employment Agreement at any time. Upon termination of Mr. Roberts’s employment by the Company without “cause” or by Mr. Roberts for “good reason,” or as a result of his death or disability, Mr. Roberts is entitled to receive: (1) a basic termination payment equal to (i) his base salary earned through the date of termination, plus (ii) a monthly sum equal to his monthly base salary in effect at such time for a period of 12 months; and (2) continuation of health benefits for a period of 12 months after termination of employment at the same rate he paid before termination of employment. The Employment Agreement contains confidentiality, non-compete and non-solicitation provisions, and it requires Mr. Roberts to execute a general release of all claims against the Company and its affiliates in order to receive severance benefits.

Item 7.01.	Regulation FD Disclosure

On March 3, 2015, the Company issued a press release announcing Mr. Rieder’s retirement and Mr. Roberts’s appointment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8‑K and the information contained therein is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement, dated as of February 28, 2015, between Erickson Incorporated and Jeffrey G. Roberts.

99.1	Press release regarding retirement of Udo Rieder and appointment of Jeffrey Roberts as Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2015	Erickson Incorporated

	By:	/s/ Edward Rizzuti
Edward Rizzuti
Vice President, General Counsel and Corporate Secretary

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